Exhibit 5.1

September 18, 2026

Greenwave Technology Solutions, Inc.

4016 Raitree Road, Suite 300

Chesapeake, Virginia 23321

Re:	Registration Statement on Form S-1 of Greenwave Technology Solutions, Inc.

Ladies and Gentlemen:

We are acting as counsel to Greenwave Technology Solutions, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, by the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders”, of up to 3,571,429 shares of common stock, par value $0.001 per share (the “Conversion Shares”), of the Company issuable from time to time upon conversion of 3,750 shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share and a stated value equal to $1,000 per share (the “Series B Preferred Stock”), subject to the terms of the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock of the Company (the “Series B COD”). The Series B Preferred Stock were issued pursuant to the Preferred Stock Purchase Agreement, dated September 7, 2026, by and among the Company and the signatories thereto (the “Purchase Agreement”). The Company is seeking registration of the Conversion Shares under the Securities Act pursuant to the Registration Rights Agreement, dated September 7, 2026, by and among the Company and signatories thereto (the “Registration Rights Agreement” and together with the Series B COD and Purchase Agreement, the “Transaction Documents”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering the opinions set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws of the Company, each as amended to date, (ii) the Transaction Documents, (iii) certain resolutions of the Board of Directors of the Company related to, among other things, the Transaction Documents, the filing of the Registration Statement, the authorization and issuance of the Series B Preferred Stock and the Conversion Shares and related matters (the “Resolutions”), (iv) the Registration Statement and all exhibits thereto, and (v) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein. In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

Greenwave Technology Solutions, Inc.

September 18, 2026

This opinion letter is limited in all respects to the General Corporation Law of the State of Delaware and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” include all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws. Our opinions are based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that the issuance of the Conversion Shares has been duly authorized by all necessary corporate action on the part of the Company, and that the Conversion Shares, when issued upon the valid conversion of the Series B Preferred Stock in accordance with the terms of the Series B COD, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. These opinions are given as of the date hereof and we assume no obligation to update or supplement such opinions after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP